Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Denny’s Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-120093, 333-151850, 333-168434, 333-181468, 333-216655 and 333-217843) on Form S-8 and the registration statements (Nos. 333-117902 and 333-239004) on Form S-3 of Denny’s Corporation of our reports dated March 1, 2021, with respect to the consolidated balance sheets of Denny’s Corporation and subsidiaries as of December 30, 2020 and December 25, 2019, the related consolidated statements of operations, comprehensive income (loss), shareholders’ deficit, and cash flows for each of the years in the three-year period ended December 30, 2020, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 30, 2020, which reports appear in the December 30, 2020 annual report on Form 10‑K of Denny’s Corporation.

Our report on the consolidated financial statements refers to a change in method of accounting for leases due to the adoption of Accounting Standards Update (ASU) 2016-02, Leases (Topic 842), and all subsequent ASUs that modified Topic 842.

/s/ KPMG LLP

Greenville, South Carolina
March 1, 2021